November     , 2022

EQ Advisors Trust

1290 Avenue of the Americas

New York, New York 10104

EQ Premier VIP Trust

1290 Avenue of the Americas

New York, New York 10104

Equitable Financial Life Insurance Company

1290 Avenue of the Americas

New York, New York 10104

Re:	Reorganizations to Combine Series of Delaware Statutory Trusts

Ladies and Gentleman:

You have requested our opinion regarding certain federal income tax consequences to the holders (“Contract Owners”) of certain variable annuity contracts and variable life insurance policies (collectively, the “Contracts”) that are issued or administered by Equitable Financial Life Insurance Company (“Equitable”) or another life insurance company (together with Equitable, the “Insurance Companies”) and funded by separate accounts of the Insurance Companies for which separate series of EQ Premier VIP Trust (“VIP”), a Delaware statutory trust, and of EQ Advisors Trust (“EQAT”), a Delaware statutory trust, as listed on Schedule A attached hereto (“Targets” and “Acquiring Portfolios,” respectively and, together, the “Portfolios”), serve as underlying investment vehicles.

Pursuant to a Plan of Reorganization and Termination (the “Plan”) dated as of [    ], 2022 adopted by EQAT, and an Agreement and Plan of Reorganization and Termination (the “Agreement”) dated as of [    ], 2022, entered into by EQAT and VIP, each Target will transfer all of its assets to the Acquiring Portfolio set forth opposite its name on Schedule A, in exchange solely for voting shares of beneficial interest of such Acquiring Portfolio (“Acquiring Portfolio Shares”) and the assumption by such Acquiring Portfolio of all of the liabilities of such Target and the distribution of the Acquiring Portfolio Shares to the shareholders of such Target in complete liquidation of such Target (each, a “Reorganization” and, together, the “Reorganizations”).

K&L GATES LLP

STATE STREET FINANCIAL CENTER   ONE LINCOLN STREET   BOSTON   MA 02111

T +1 617 261 3100   F +1 617 261 3175   klgates.com

November    , 2022

For purposes of this opinion, we have examined and rely upon (1) the Plan and the Agreement, (2) the Combined Proxy Statement and Prospectus dated August [ ], 2022 (the “Proxy/Prospectus”), (3) the facts and representations contained in the letter dated as of this date, addressed to us from Equitable, and (4) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

For purposes of this opinion, we are assuming that:

(1) each of the Contracts is and, at the time of a Reorganization, will be treated as a “variable contract” within the meaning of Section 817(d) of the Internal Revenue Code of 1986, as amended (the “Code”);

(2) the ownership of shares in the Targets and Acquiring Portfolios, and access to such Portfolios satisfies the requirements and limitations set forth in Treas. Reg. Section 1.817-5(f); and

(3) under the so-called investor control rules, either Equitable or another Insurance Company, and not the Contract Owners, has been and is treated for federal income tax purposes as the owner of the interests in the Targets and Acquiring Portfolios that underlie the Contracts.

This opinion is based upon the Code, United States Treasury regulations, judicial decisions and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon (a) the Reorganization taking place in the manner described in the Plan or Agreement, as applicable, (b) the information provided in the Proxy/Prospectus referred to above, and (c) the facts and representations contained in the letter dated as of this date, addressed to us from Equitable, and also the above assumptions, being true and accurate as of the closing date of each Reorganization.

Based upon the foregoing, it is our opinion that, for federal income tax purposes, the Contract Owners will not recognize any taxable income, gains or losses as a result of a Reorganization.

We express no opinion as to the federal income tax consequences of the Reorganizations except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan or the Agreement, as applicable, and the

November    , 2022

representations made to us. Our opinion addresses only the specific federal income tax consequences of the Reorganizations set forth above and does not address any other federal, or any state, local, or foreign tax consequences of the Reorganizations or any other action (including any taken in connection therewith). Finally, our opinion is solely for the information and use of the addressees and the Contract Owners and may not be relied on for any purpose by any other person without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 of each Trust (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) in connection with the Reorganizations. Further, we hereby consent to the references to our firm and the discussion of this opinion in the Registration Statement under the Proxy/Prospectus heading “Federal Income Tax Consequences of the Reorganizations.” In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act of 1933, as amended (the “Securities Act”) or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

K&L Gates LLP

November    , 2022

SCHEDULE A

TARGETS (All Series of EQAT)	ACQUIRING PORTFOLIOS
(Series of EQAT)

EQ/Franklin Growth Allocation Portfolio	EQ/JPMorgan Growth Allocation Portfolio

EQ/First Trust Moderate Growth Allocation Portfolio	EQ/Invesco Moderate Growth Allocation Portfolio

1290 VT Low Volatility Global Equity Portfolio	EQ/Common Stock Index Portfolio

EQ/Invesco International Growth Portfolio	EQ/MFS International Growth Portfolio

EQ/AXA Investment Managers Moderate Allocation Portfolio	1290 VT Moderate Growth Allocation Portfolio

(Series of VIP)

EQ/Franklin Strategic Income Portfolio	EQ/Core Plus Bond Portfolio